EXHIBIT 99.1

CTD Holdings, Inc. Announces That Its Form 10-Q for the First Quarter 2012 Will be Delayed Due to Administrative Reasons

The Company Pre-Announces Record Sales and Positive Net Income for the First Quarter 2012 Ended March 31, 2012

ALACHUA, Fla., May 11, 2012 (GLOBE NEWSWIRE) -- CTD Holdings, Inc. (OTCQB:CTDH), announced that the Company will delay the release of its Form 10-Q for the quarter ending March 31, 2012. The delay is due to the late income tax filing deadline that has kept its accounting staff fully occupied. At present, the accounting staff is caught up but will miss the deadline due to printer's timing requirements for Edgarizing and XBRL coding.

Despite the delay, the Company is pleased to announce that it will report record revenue of $441,909 for the quarter. In addition, the Company will be reporting positive net income for the quarter.

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About CTD Holdings, Inc.:

The CTD Holdings, Inc. Family of Companies manufacture and market Trappsol and Aquaplex cyclodextrins and cyclodextrin complexes for food, nutrition and pharmaceutical markets. NanoSonic Products, Inc. operates the world's only cGMP pulse drying facility for the production of commercial quantities of food and pharmaceutical grade Aquaplex cyclodextrin complexes. The companies offer a wide variety of cyclodextrin related manufacturing services to its worldwide customers; including custom formulation, manufacturing, and cyclodextrin technology application consulting.

Safe Harbor Statement: This news release contains "forward-looking statements" about the Company's anticipated growth. You are cautioned that such statements are subject to risks and uncertainties and that could cause actual results to differ materially from those projected in the forward-looking statements, such as the Company's ability to obtain additional capital to expand operations as planned. The above forward-looking statements are made as of the date above; CTD Holdings, Inc. accepts no specific responsibility for updating such statements.

CONTACT:	Investor Relations Contact: Gerald Kieft The WSR Group (772) 219-7525 IR@thewsrgroup.com http://www.wallstreetresources.net/CTDHoldings.asp

Source: CTD Holdings, Inc.
Released May 11, 2012